Exhibit 10.6

SEPARATION AGREEMENT & RELEASE

    This Separation Agreement is between Wabtec Corporation (the “Company”) and Alicia Hammersmith (the “Executive”).

    WHEREAS, Executive is employed by the Company as President, Services;

    WHEREAS, both Executive and the Company have read and understand the terms of this Agreement, along with the Executive’s Severance and Employment Continuation Agreement signed in February 2023, and both Executive and the Company have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering into this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Company and Executive agree as follows:

1.Separation Date/Salary Payments. The Executive shall continue to perform her regular full-time duties and responsibilities as an active employee and be paid her current salary at the Company’s regular pay intervals through December 31, 2025 (referred to as the “Separation Date”). On or prior to the Separation Date, Executive will also resign from all other positions Executive holds as an officer or director of the Company or any of its subsidiaries and affiliates. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company or any of its subsidiaries or affiliates to effectuate or memorialize the resignation of such positions.

2.Severance Benefits. In consideration for Executive’s (i) execution of this Agreement on December 15, 2025 and the Supplemental Release (“Supplemental Release”) on the Separation Date, (ii) continuing employment with the Company through the Separation Date, (iii) execution of the release of claims in Paragraph 12 below, (iv) non-revocation of the Agreement, and (v) compliance with the post-employment restrictions set forth below, Executive will receive the following (collectively, the “Severance Benefits”):

a.Severance. On the 61st day following the Separation Date, the Company will pay Executive a lump sum cash amount equal to $1,219,000.00, which equals one and half (1.5) times the sum of (a) Executive’s annual Base Salary of $530,000.00 and (b) Executive’s target bonus amount, which is $424,000.00.

b.Benefits Payment. On the 61st day following the Separation Date, the Company will pay a lump sum of $35,639.00, which equals the Monthly Benefits Cost multiplied by 18 months.

c.Executive Incentive Plan. The Company will pay Executive her 2025 prorated EIP bonus. This payment will be made at the time of the normal bonus payments, no later than March 15, 2026. The bonus calculation will be based, in the Company’s sole discretion, on the Company’s overall performance and the overall terms of the Company’s bonus program.

d.Transition Costs. On the 61st day following the Separation Date, the Company will pay a lump sum cash amount of $50,000.00 to defray transition costs.

e.Stock Options. The non-statutory stock options granted to Executive have vested. Executive can exercise all vested options until the earlier of their expiration date(s) or the end of 3 years from the Separation Date.

f.Restricted Stock Awards or Units (RSAs/RSUs). The unvested awards or units which represent shares of common stock of the Company subject to Restricted Stock Agreements granted to Employee will continue to vest in accordance with the original vesting schedule.

g.Performance Stock Units (PSUs). With respect to the PSUs of the Company granted to her, Executive will be entitled to receive an award paid under the terms of the applicable award agreement and the Company’s 2011 Stock Incentive Plan governing such PSUs, a number of shares of common stock of the Company equal to the product of (A) the target award of PSUs the employee was granted, multiplied by, (B) the final plan payout percentage based on the performance criteria established for the plan. The payout will be based on factors set forth in the original performance award granted to the Executive and the payout, if any, will be paid at the end of the PSU award period in accordance with the terms of the plan.

h.In Case of Death. Notwithstanding the foregoing, if Executive dies prior to the Separation Date, the Severance Benefits above shall vest and be paid to Executive’s surviving spouse, or if Executive has no surviving spouse, Executive’s relevant trust agreement, at the same time and in such amounts as otherwise would have been received by Executive; provided Executive’s surviving spouse or the executor of Executive’s estate, as applicable, executes, and does not revoke, the Release (with such changes thereto as the Company deems necessary to reflect that Executive’s surviving spouse or the executor of Executive’s estate, as applicable, and not Executive, is executing such Release).

i.Full Satisfaction. The Severance Benefits are in full satisfaction of all payment obligations of the Company and its subsidiaries under the Company’s Stock Incentive Plans (“Equity Plans”), the Company Long Term incentive Plan and other compensation arrangements of the Company and its subsidiaries.

3.Benefits. Up until the Separation Date, Executive’s participation in the Company benefit plans (e.g., Wabtec Savings Plan, medical, life insurance) will be on the same terms as, and in accordance with, the provisions of the various Company benefit plans for a similarly situated active employee. Pay for the Severance Benefits above will not be considered under such plans.

After the Separation Date, the Executive may elect to continue health coverage under COBRA. If the Executive elects to continue health coverage under COBRA after the Separation Date, the Executive will be charged regular COBRA rates, and the Executive will be responsible for timely payment of such premiums directly to the Company’s COBRA administrator. Except as otherwise provided in this Paragraph, all of the Company’s regular COBRA rules and procedures will apply to such an election and coverage.

4.Paid time off. Executive understands and agrees that the compensation and/or benefits she is receiving under this Agreement is inclusive of all vacation, permissive time off, personal illness, personal business, or holiday pay to which the Executive is or may be entitled, including under any of the Company’s paid time off plans or programs. Executive will not receive any other payments for such plans or programs.

5.Life Insurance. Company paid life insurance and optional supplemental life insurance will end on the last day worked. Executive has the option to convert the life insurance to an individually owned policy at Executive’s expense during the 31-day conversion period.

6.Executive Acknowledgements about Consideration/Other Payments.

a.Executive agrees that, except as stated in this Agreement, she has otherwise received all wages, benefits, and compensation (including, but not limited to, any applicable overtime) due to her; she is not entitled to any further payments of any kind; and she is not otherwise entitled to the additional payments and benefits she is receiving as consideration for this Agreement. For purposes of clarity, Executive is still entitled to her deferred compensation pursuant to Wabtec’s policy on this subject.

b.Executive agrees that payments and benefits she receives under this Agreement are sufficient consideration in exchange for her obligations under this Agreement. In the event payments to Executive are adjusted as provided herein, Executive agrees that any adjusted payments received under this Agreement constitute sufficient consideration for this Agreement.

c.All payments and benefits received under this Agreement shall be subject to applicable taxes and withholding.

7.Effective Date of the Agreement. Executive shall have seven (7) days from the date she signs this Agreement to revoke her acceptance of this Agreement and all of its terms, including her rights under the ADEA if the Executive is over 40 years of age. To do so, she must submit a written revocation to the Company’s Chief Administrative Officer. If Executive revokes her consent to the waiver, all of the provisions of this Agreement shall be void and unenforceable. If Executive does not revoke her consent, Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

8.Executive Representations. Executive hereby represents and acknowledges to the Company that:
a.Attorney Consultation. The Company has advised Executive to consult with an attorney of her choosing prior to signing this Agreement;

b.Time for Review. The Executive has had the opportunity to take at least TWENTY-ONE (21) days to consider this Agreement and all of its terms, including if the Executive is over 40 years of age, the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), prior to signing this Agreement. If there is another time period for review covered under applicable law, then that time period for review applies;

c.Disclosure of Past and Present Claims. The Executive is not aware of (or has already disclosed to the Company) any information in her possession or to which she has or had access relating to conduct by the Company or any of the Releasees that she has any reason to believe violates or may violate any domestic or foreign law or regulation, involves or may involve false claims to the United States, or violates or may violate Company policy in any respect.

d.Meaning of Release. Executive understands that, by agreeing to the Release in Paragraph 12, she is giving up the right to sue Releasees for any of the reasons outlined in the Release, subject to the terms of the Release. Executive understands that this Release applies to any claims known or unknown at the time she signs this Agreement unless otherwise excluded by the Release.

e.Company’s Reliance on Executive Representations. The Executive understands that the Company is entering into this Agreement in reliance on Executive’s representations and obligations contained in this Agreement, including but not limited to Executive’s Release.

9.Confidential Information. The Executive acknowledges that she has obtained knowledge about confidential Company information. Such information may include proprietary information, trade secrets of the Company, customer information, technical information about Company products, strategic plans of company businesses, price information, or employee information (hereinafter the “Confidential Information”).1 Executive agrees to never use, publish or otherwise disclose any Confidential Information to anyone. Executive understands that this includes, but is not limited to, any subsequent employer or competitor of the Company. The Executive understands that nothing herein prevents the Executive from disclosing a trade secret or other Confidential Information when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court. If the Executive has any question regarding what data or
1 Confidential Information does not include information regarding the Executive’s pay or other compensation earned or benefits received during her employment by the Company.

information would be considered by the Company to be Confidential Information subject to this provision, the Executive agrees to contact the Senior Vice President, Corporate Human Resources for written clarification.

10.Indemnification and Director & Officer Insurance Obligations. The Company reaffirms its obligations pursuant to already existing D&O policies and obligations.

11.Post-Employment Restrictive Covenants. Executive recognizes the legitimate business interests of the Company in protective its goodwill or other business interests and represents that the post-employment restrictions outlined in the Equity Plan, Award Agreements and Severance and Employment Continuation Agreement do not unduly restrict or curtail her legitimate efforts to earn a livelihood in light of the substantial consideration Executive will receive. The non-competition, non-solicitation (employee or customer) or non-interference covenants in any equity plans and award agreements will continue to apply to Executive after the Separation Date. Those covenants state and Executive agrees to the following:

Restrictions on Competition. Because of the Company’s legitimate business interest and the valuable consideration offered to Executive, which she would not otherwise be entitled, and except where prohibited by state or local law, Executive covenants and agrees that for a period of one (1) year after the Separation Date, Executive will not directly or indirectly, on her own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise which develops, produces, markets, sells or services any product or service which is the same as or similar to products or services manufactured and sold by the business or function Executive worked for in the last two years of your employment with the Company. This covenant is limited to any state in the United States of America and country in which the Company is or has been doing business during the twelve (12) months prior to the Separation Date. Executive acknowledges that this covenant is reasonable, and that she has received sufficient consideration for the covenants contained herein. Executive agree that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. Executive acknowledges that the Company advised her to consult with an attorney before agreeing to this covenant and provided Executive with at least 14 days to review and consider this covenant before agreeing to it.

Non-Solicitation. Because of the Company’s legitimate business interest and the valuable consideration offered to Executive which she would not otherwise be entitled and except where prohibited by state or local law, Executive covenants and agrees that for a period of one (1) year after the Separation Date, Executive will not, for himself or herself, as an agent or employee, or on behalf of any person, association, partnership, corporation or other entity directly or indirectly, solicit the business, or aid to assist anyone else in the solicitation of business from, any customer or prospective customer of the Company or supplier of parts used in the manufacturing of products by the Company with whom Executive had direct or indirect contact or about whom Executive acquired any knowledge through her employment with the Company. Executive also agrees that for one (1) year after the Separation Date, she will not, directly or indirectly: solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or participate in the hiring or interviewing of any employee of the Company; or provide names or other information about the Company’s employees for the purpose of assisting others to hire or interview such employees. For purposes of this paragraph, a Company employee means any person who is a current Wabtec employee or was employed by Wabtec within the six (6) months preceding any alleged solicitation. Executive acknowledges that this covenant is reasonable, and that she has received sufficient consideration for the covenants contained herein. Executive agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. Executive acknowledges that the Company advised her to consult with an attorney before agreeing to this covenant and provided her with at least 14 days to review and consider this covenant before agreeing to it.

12.Release of Claims. The Executive and her heirs, assigns, and agents agree to and hereby do release, waive, and discharge the Company and Releasees (as defined below) from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the date that Executive signs this Agreement.

a.Releasees. “Releasees” include the following: (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b.Claims Released. The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance2; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (6) any claim based on or arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefits plan); and (7) any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement. Notwithstanding anything contrary in this Agreement, Executive understands that she is not releasing any claims arising after the date Executive signs this Agreement, and that she is not releasing claims that cannot lawfully be released, she is not releasing her rights to vested benefits and equity, her rights to indemnification and defense, her rights to her deferred compensation and/or her rights under this Agreement.

c.OWBPA and ADEA Claims. If the Executive is over age 40, the Executive acknowledges that the Company has provided and Executive has received an Exhibit A attachment as required by the Older Workers Benefit Protection Act (OWBPA). If Executive is over age 40, Executive also acknowledges that she is releasing rights and claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

d.Violating the Release. If the Executive violates this release by suing a Releasee or causing a Releasee to be sued for any matter in the scope of the release, the Executive agrees to pay all costs and expenses of defending against the suit incurred by the Releasee, including reasonable attorneys’ fees, except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

e.Participating with Government Agencies. Nothing in this Agreement is intended to discourage or interfere with the Executive taking advantage of her
2 Including but not limited to claims under the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the Minnesota Human Rights Act, and all rights and claims under the Massachusetts Law Against Discrimination and the Massachusetts Wage Payment Statutes and other Massachusetts Wage and Hour Laws such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips. Montana employees also specifically release all rights under the Montana Code Annotated Section 28-1-1602, which provides: “a general release does not extend to claims that the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.” California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The term “creditor” in the above quote refers to the employee and the term “debtor” refers to the employer. Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.

right to file or participate in administrative claims or charges and/or communicating with government agencies or authorities, including any state or federal fair employment practices agency and law enforcement authorities. However, the Executive agrees she cannot receive any monetary or personal gain for such participation, to the maximum extent permitted by law. Accordingly, Executive shall be barred from seeking and expressly waives any and all waivable rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to damages, remedies, or other such relief, any and all rights to which Executive hereby waives; provided however that this waiver shall not apply to participation in any investigation or proceeding conducted by, or to any communication with, the United States Securities and Exchange Commission.  Executive understands that such waiver does not extend to relief that cannot lawfully be waived.

f.Alternative Dispute Resolution. The Executive agrees to submit to the Company’s internal alternative dispute resolution process, (“Company ADR”) including final and binding arbitration, any claims not released by this Agreement, and covered by such Company ADR process, or any claims that arise after the date Executive signs this Agreement, including, but not limited to, disputes about the Agreement itself, to the maximum extent permitted by law.

Executive understands that this means she is giving up the right to a jury trial for any claims not released by this Agreement or that arise after the date she signs this Agreement to the maximum extent permitted by law, and that all such claims submitted to arbitration pursuant to the Company ADR will be decided solely by an arbitrator. If Executive needs another copy of the Company ADR guidelines, she can ask her Company HRM (or that HRM’s successor, if that HRM is no longer in the role) for a copy.

13.Future Cooperation. Executive agrees that, for a period of 24 months following the Date of Termination, she will fully cooperate with the Company in effecting an orderly transition of her duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner including, without limitation, by making himself available to answer questions posed by the Company. Executive agrees that she shall respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse Executive for any pre-approved travel expenses and verifiable lost compensation incurred as a result of her cooperation with the Company.

14.Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

15.Non-Disparagement. Executive agrees that she shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its past or present employees, officers, directors, managers, board members, agents, affiliates, parent entities, subsidiaries, administrators, successors, and assigns (the “Company Parties”), or any aspect of her employment with the Company or its subsidiaries. The Company agrees that it shall use its reasonable best efforts to cause its officers and directors to refrain from talking about or otherwise communicating to any third parties in a malicious, disparaging or defamatory manner regarding Executive. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or the Company Parties, and the Company shall use its reasonable best efforts to cause its officers and directors to not make or authorize to be made any written or oral statement that may disparage or damage Executive’s reputation.

16.Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by an arbitrator or any court of competent jurisdiction, in accordance with the Alternative Dispute Resolution paragraphs above, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement. The remaining terms of the Agreement and its enforceability shall remain unaffected.

17.Non-Transfer of Company Information. Executive represents that consistent with her obligations under the EIPIA and other Company policies she has not copied or transferred any Company Confidential Information to any external storage device, external personal email or other non Company-authorized storage location in anticipation of or connection with her separation, without the authorization of her Manager or her Company HRM. Such Confidential Information includes but is not limited to documents and data containing work product that was prepared for the Company by Executive or others during her employment. Executive represents that any material so transferred or copied by her, or on her behalf, is of a solely personal or social nature to Executive or relates to Company-provided compensation or benefits received by her dependents and that if she has any questions regarding the prohibitions in this paragraph she will discuss those with her Manager or Company HRM prior to signing this Agreement. If Executive possesses Confidential Information stored on personal computer media, Executive shall so advise the Company upon execution of this Agreement, and work with the Company to ensure the location of all such data is fully disclosed by Executive to the Company, retrieved by the Company in a forensically sound manner, and permanently deleted by the Company or its designee from her personal computer media prior to the Separation Date.

18.Company Property. Executive affirms that she has, or will have within a reasonable time after the Separation Date, returned to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes equipment (e.g., any computer, computer related hardware, external data storage or other memory device, telephone/smart phone, tablet, printer, scanner, credit card, keys), supplies and documents of the Company or any subsidiary of the Company. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made therefrom, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. Executive further agrees that she will not retain any copies or duplicates of any such Company Property. The Executive agrees that as of the Separation Date she will have no outstanding balance on her corporate credit card or other expenses for which appropriate T&E accounting has not been submitted.

19.Confidentiality. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s immediate family, the Executive’s legal or financial advisor/accountant, any bank in connection with a personal loan, or U.S. or state governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately notify the Company and shall give the Company an opportunity to respond to such notice. The Executive shall not take any action or make any decision in connection with such request or subpoena without first notifying the Company.

20.Breach by Executive. The Company’s obligations to the Executive after the Effective Date are contingent on Executive fulfilling her obligations under this Agreement. If the Executive commits any material breach of this Agreement, the Company shall have the right to immediately cancel its obligations under this Agreement, and the Executive will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release in Paragraph 12 above. In the event such breach is established after arbitration in accordance with Company ADR, the Executive shall indemnify and hold Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement.

21.Section 280G. In the event of a change in ownership or control under 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment”

within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (as described in the Severance and Employment Continuation Agreement) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)    The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term "Excise Tax" means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)    Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)    All determinations to be made under this Section shall be made by an independent nationally recognized accounting firm or compensation consultant selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the "Accounting Firm"). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company and the Executive shall cooperate in case of a potential change in ownership or control of the Company to in good faith consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants and/or acceleration of incentive compensation, although the Company cannot guaranty any such alternative arrangements will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into any such arrangements. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

22.Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.Knowing and Voluntary. Executive represents and warrants that she is of sound mind and fully competent to enter into this Agreement; she enters into this Agreement in exchange for the special payments and benefits provided to her by the Company; she was not induced by fraud or misrepresentation to enter into this Agreement; and she does so knowingly, voluntarily, intentionally and with a full understanding of the terms and obligations contained herein, including but not limited to the Executive’s Release in Paragraph 12.

24.Entire Agreement. This Agreement is the entire agreement and understanding between the parties regarding Executive’s departure from the Company. The following still remain in place: (i) any applicable arbitration agreement; (ii) any governing documentation with respect to any incentive compensation awards, including, without limitation, the Company’s 2011 Stock Incentive Plan and any amendments thereto and any award agreements thereunder; and (iii) prior commitments by Executive concerning confidential information, trade secrets, copyrights, patents or other intellectual property and the like, all of which (in these three categories) shall continue in effect in accordance with their terms ; however, under no circumstances does the Executive have a non-compete or non-solicit obligation greater than one year.  The parties agree that they have not relied on any oral statements that are not included in this Agreement.  Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by Executive and an authorized employee or agent of Wabtec.

25.Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the Commonwealth of Pennsylvania.

26.Unemployment Compensation. Nothing in this Agreement is intended to affect Executive’s ability to seek Unemployment Insurance (UI). The Company will provide accurate information in response to requests related to the Executive’s application for UI benefits regarding the terms of her separation from the Company. Executive acknowledges that decisions regarding Executive’s eligibility for UI are made by the State where she worked.

27.Format. The Executive and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement, including Docusign, shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims, but not future claims and the claims excluded by this Agreement, and I am doing so voluntarily and intentionally.

ALICIA HAMMERSMITH                WABTEC CORPORATION

By:__________________________             ____________________________

Date:________________________             Date:________________________